Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements and financial statement schedules of Colonial Properties Trust (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in method of accounting for noncontrolling interests), and our report dated February 26, 2010 on the effectiveness of Colonial Properties Trust internal control over financial reporting, appearing in the Annual Report on Form 10-K of Colonial Properties Trust for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
March 2, 2010